Exhibit 99.6
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Antonio Carrillo,
Senior Vice President and Group President
Construction, Energy, Marine and Components Group
July 26, 2018
Thank you Melendy and good morning everyone.
It is a great pleasure to be joining this call. Having spent 16 years at Trinity before leaving to be the CEO of Mexichem 6 years ago, I am very happy to be back. After a few months of re-engaging with the different businesses I can tell you that I am even more excited about the future of the new company and the opportunity to lead my team through this important milestone.
You heard from Tim and Melendy about some of the progress we are making as we move closer to the spin-off. Let me provide some additional color.
In May, along with the initial Form 10 filing with the SEC, we announced the name of the new company, “Arcosa”. We are proud of the historical roots our businesses have within Trinity, and we are equally as excited for Arcosa’s future as a successful standalone public company.
Also, we have made some significant progress in developing the operational model for Arcosa. The model is based on a small corporate office, flat organizations, lean operations, and decentralized decision making. Using this model, we have completed the reorganization of our management team and corporate staffing in preparation for the spin. At the same time, we have been working on all the infrastructure support for the new company, securing office space in the Dallas area, establishing the IT infrastructure platform, and making sure that the company will continue to operate smoothly day one after the spin.
In addition, I have spent the last three months visiting facilities, talking to employees, and meeting with customers and suppliers. During this time, I have been challenging our team to expand their views on strategic approaches to achieve long term sustainable organic growth, as well as identify attractive inorganic growth opportunities. This time has been extremely valuable to begin developing the growth roadmap for Arcosa, which we expect to share during our Investor Day.
From a market conditions standpoint, in general, I am optimistic. Supportive macroeconomic trends are helping our customers put capital to work. We continue to see strong construction activity in most of the markets where we have a presence, and some of our more cyclical businesses, like inland barge, are experiencing a much needed lift in order activity from historically low levels.
Our businesses are well positioned to capitalize good macroeconomic trends and increases in infrastructure spending, whose long-term fundamentals remain very encouraging.
The diverse experience I have gained from my previous roles at Trinity and most recent tenure leading a global, growth-oriented organization, provide a great foundation to execute a successful launch of Arcosa as a stand-alone company. We have a fantastic organization, built upon a portfolio of market-leading businesses, long-standing customer relationships, and a highly talented and dedicated group of employees.
I look forward to sharing more about Arcosa’s vision and growth opportunities in the near future. I will now turn this over to Scott.